UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 11, 2006

Penton Media, Inc.
(Exact name of Registrant as specified in charter)

Delaware	001-14337	36-2875386

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. employer identification No.)

The Penton Media Building 1300 East Ninth Street, Cleveland, Ohio 44114-1503

(Address of Principal Executive Offices) (Zip Code)

(216) 696-7000

Registrant’s Telephone Number (including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On July 11, 2006, Penton Media, Inc. (the “Company”) entered into an agreement with the holders (the “Series C Preferred Holders”) of all of its outstanding Series C Convertible Preferred Stock (the “Series C Preferred Stock”), relating to the allocation of transaction consideration between Series C Preferred Holders and the holders of the Company’s outstanding common stock, in the event of a sale of the Company. The Series C Preferred Holders are funds affiliated with ABRY Partners and Sandler Capital Management.
The Company entered into this allocation agreement on the recommendation of a special committee of the Board of Directors, consisting of independent directors unaffiliated with management or the Series C Preferred Holders. The special committee was formed to represent the interests of holders of common stock in connection with a possible sale of the Company, and has retained separate advisors, including legal and financial advisors, for this effort. The members of the special committee are Adrian Kingshott, Chairman of the Special Committee, Harlan A. Levy and Vincent D. Kelly.
Compensation shall be provided for the members of the special committee in the amount of $2,000 per special committee meeting attended (whether in person or telephonic), plus $5,000 per member per month during the existence of the special committee. This compensation is in addition to fees payable to directors for attendance (whether in person or telephonic) at board or other committee meetings.
The allocation agreement sets forth the agreement of the Series C Preferred Holders to an allocation of net proceeds available for distribution to the Series C Preferred Holders and the holders of the Company’s common stock in the event of a sale of the Company in which the net cash proceeds available for distribution to the Series C Preferred Holders and the holders of the Company’s common stock equals or exceeds $105 million, notwithstanding that the terms of the Series C Preferred Stock may otherwise entitle the Series C Preferred Holders to a greater portion of such proceeds. The net proceeds of a sale that would be available for such allocation would be the total transaction proceeds after deducting transaction fees and expenses, amounts required to satisfy the Company’s indebtedness to be repaid on consummation of the sale and amounts distributable to the holders of the Series M Preferred Stock. The outstanding Series M Preferred Stock is held by current and former members of management. As of March 31, 2006, the balance of the Company’s outstanding indebtedness was approximately $317.3 million.
The allocation agreement provides for the allocation to the holders of Common Stock of 12.75% of the first $135 million of net proceeds (with a minimum allocation to the Common Stock of at least $14 million), 15% of any additional net proceeds up to $145 million, 25% of any additional net proceeds up to $185 million and 20% of any additional net proceeds over $185 million.

Net Proceeds to	Allocation to Common Stock
Series C Preferred
and Common Stock	Aggregate to Common Stock	Per Share of Common Stock (1)
Up to $135 million	$14.0 - $17.2 million	$0.41 - $0.50 per share
$135 - $145 million	$17.2 - $18.7 million	$0.50 - $0.54 per share
$145 - $185 million	$18.7 - $28.7 million	$0.54 - $0.83 per share
Over $185 million	$28.7 million plus 20%	$0.83 per share plus allocable portion
	of any net proceeds over	of 20% of any net proceeds over
	$185 million	$185 million
(1)	The allocation agreement provides for the allocation of aggregate proceeds to the class of common shareholders. Per share amounts are approximate and have been calculated based on 34,488,719 shares of common stock outstanding as of May 10, 2006, which number does not include outstanding stock options. The amount per share will depend on the actual number of common shares and options outstanding at the time of any sale.
In the allocation agreement, the Series C Preferred Holders have agreed to vote in favor of, and to provide certain other consents and waivers (all such obligations together, the “Consents”) to facilitate, a sale transaction entered into by the Company that yields aggregate net cash proceeds to the holders of Common Stock and Series C Preferred Stock equal to or greater than $105 million. The allocation agreement does not obligate the Series C Preferred Holders to provide the Consents if a sale transaction entered into by the Company yields aggregate net cash proceeds to the holders of Common Stock and Series C Preferred Stock of less than $105 million.
The allocation agreement does not obligate the Company to pursue a sale of the Company or to present any particular offer to the shareholders. Any transaction would be subject to various conditions, including the receipt of any shareholder approvals that may be required to consummate a sale. The allocation agreement provides that it may be terminated by the Series C Preferred Holders or by the Company if an agreement for a sale of the Company has not been signed on or before February 1, 2007.
Item 8.01. Other Events
On July 11, 2006, Penton Media, Inc. issued a press release announcing that it is exploring various strategic alternatives to maximize shareholder value, including a possible sale of the Company, and that Credit Suisse Securities (USA) LLC has been retained as exclusive financial advisor to assist the Company in its efforts.
A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d) Item: 99.1
     Press Release dated July 11, 2006 issued by Penton Media, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Penton Media, Inc.
By:	/s/ Preston L. Vice

Name: Preston L. Vice Title: Chief Financial Officer
Date: July 11, 2006

Exhibit Index

Exhibit	Description
99.1	Press Release dated July 11, 2006 issued by Penton Media, Inc.